Exhibit (h)(11)(A)

PIMCO SERVICES AGREEMENT

FOR ADVISOR CLASS SHARES

OF PIMCO VARIABLE INSURANCE TRUST AND PIMCO EQUITY SERIES VIT

The terms and conditions of this Services Agreement between Pacific Investment Management Company LLC (“PIMCO”) and [Insurance Company name], a             life insurance company (the “Company”) are effective as of             , 20    .

WHEREAS, the Company, PIMCO Investments LLC, PIMCO Variable Insurance Trust (“PVIT”) and PIMCO Equity Series VIT (“PESVIT”) (each of PVIT and PESVIT is referred to individually as a “Trust” and together as the “Trusts”) have entered into a Fund Participation Agreement dated             , as may be amended from time to time (the “Participation Agreement”), pursuant to which the Company, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases Advisor Class shares (“Shares”) of certain Portfolios of the Trusts (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account’s investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trusts and their Portfolios from time to time, answer questions concerning the Trusts and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and provide services with respect to investments in the Portfolios; and

WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trusts to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the fee agreement between PIMCO and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:

1.    Services. The Company and/or its affiliates agree to provide services (“Services”) to owners of Variable Contracts, which may include but are not necessarily limited to: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the applicable Trust or PIMCO as may be reasonably requested. Company shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

2.    Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a fee at an annual rate equal to         (     ) basis points (    %) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

3.    Compliance with Laws. The Company agrees that:

(a)    in performing its duties under this Services Agreement, the Company will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

(b)    the arrangements provided for in this Services Agreement, including the compensation arrangements provided for in this Services Agreement, will be timely disclosed, to the extent necessary or appropriate, to Variable Contract owners.

4.    Anti-Money Laundering.

(a)    Company represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Company conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). Company further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

(b)    Company represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her

Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Company will continue to undertake appropriate due diligence to ensure that neither the Company nor any Person is subject to Sanctions. Company further represents that the foregoing policy prohibits the Company and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to Sanctions. Company acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Company will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

(c)    Company represents, warrants, and covenants that (i) its officers, directors, employees, agents and other representatives (together with Company, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Company shall promptly notify PIMCO if a Relevant Person becomes aware of any breach of this provision, and PIMCO may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

5.    Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically: (i) upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement or upon assignment of the Participation Agreement by either the Company or PIMCO; (ii) with respect to a Trust, upon the redemption of all Shares of such Trust held in the Separate Accounts; (iii) as to a Portfolio, upon termination of the investment advisory agreement between the applicable Trust, on behalf of such Portfolio, and PIMCO; and (iv) upon Company violating any anti-bribery and corruption laws or engaging in any other unlawful conduct referenced in Section 4. Termination of this Services Agreement with respect to a Trust or Portfolio pursuant to section 5(ii) or (iii) above shall not result in termination with respect to the other Trust or Portfolios, as applicable.

6.    Amendment. This Services Agreement may be amended only in writing with the consent of both parties. In this regard, this Services Agreement may be amended by PIMCO (but not by the Company) at any time by mailing a copy of a written amendment to the Company. In the absence of written objection to such amendment, continued performance by the Company under this Services Agreement shall constitute Company’s consent to such written amendment.

7.    Business Continuity. Company shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Company shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Company shall advise PIMCO promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

8.    Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or any Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

In witness whereof, the parties have caused their duly authorized officers to execute this Services Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:
Date:

[INSURANCE COMPANY NAME]

By:
Title:
Date: